Exhibit 4.1

Execution Version

FORM OF SENIOR SECURED CONVERTIBLE NOTE

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(d)(iii) OF THIS NOTE.

biofrontera inc.

10.0 % SENIOR SECURED CONVERTIBLE NOTE

DUE NOVEMBER 22, 2027

Issuance Date: November 22, 2024	Original Principal Amount: U.S. $[__________]

FOR VALUE RECEIVED, Biofrontera Inc., a Delaware corporation (the “Company”), hereby promises to pay to [__________________] or its registered assigns (the “Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise or increased by the addition of PIK Interest pursuant to Section 2(a), the “Principal”) when due, whether upon the Maturity Date (as defined below), or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”), on any outstanding Principal, in accordance with the terms hereof, from the date set out above as the Issuance Date (the “Issuance Date”), to, but not including, the date on which the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Senior Secured Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 31.

Rosalind Advisors, Inc., as collateral agent for the Holder and the Other Holders has been granted a security interest in substantially all the assets of the Company pursuant to the Security Agreement dated as of the date hereof between the Company and such collateral agent (as amended and in effect from time to time, the “Security Agreement”).

(1) PAYMENTS OF PRINCIPAL; NO PREPAYMENT. On the Maturity Date, if any portion of this Note remains outstanding, the Company shall pay to the Holder an amount in cash representing all of the outstanding Principal, together with any accrued and unpaid Interest thereon through the date of payment. The “Maturity Date” shall be November 22, 2027 or sooner upon acceleration as permitted hereunder. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest thereon, if any.

(2) INTEREST. From the Issuance Date to, but not including, the date the Note is actually satisfied, interest shall accrue hereunder on the outstanding Principal at ten percent (10.0%) per annum and shall be computed on the basis of a 360-day year and twelve 30-day months. Accrued interest shall be payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing on January 15, 2025, to the record holder of this Note at the close of business on the preceding January 1, April 1, July 1 and October 1 (whether or not such day is a Business Day), respectively, and on the Maturity Date or any earlier acceleration thereof. The Company shall pay accrued interest (a) on each such quarterly scheduled interest payment date by increasing the outstanding Principal in the amount of the Interest accrued for the applicable interest period ending on such date (such Interest paid pursuant to an increase in outstanding Principal, “PIK Interest”), and from and after such date interest shall accrue hereunder on the aggregate Principal, as so increased and (b) when the Principal (or portion thereof) is due on the Maturity Date or any earlier acceleration thereof pursuant to Section 4(b) or (c) in cash as provided therein. Upon written notice from the Holder delivered to the Company at any time an Event of Default has occurred and is continuing, the interest set forth herein shall increase to 15% per annum commencing from the date of such notice.

(3) CONVERSION OF NOTES. At any time or times after the Issuance Date, this Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount into validly issued, fully paid and nonassessable shares of Common Stock in accordance with Section 3(d), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided, that the Holder shall be responsible for any such tax to the extent that such tax is in respect of the Holder’s instructions to issue shares of Common Stock to a Person other than the Holder.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (x) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and (y) at the election of the Holder or if permitted hereunder at the election of the Company, accrued and unpaid Interest, if any, with respect to such portion of the Principal.

(ii) “Conversion Price” means, as of any Conversion Date or other date of determination, $0.78, subject to adjustment as provided herein.

(c) Forced Conversion.

(i) Generally. If a Forced Conversion Trigger occurs, then, subject to the limitations on conversion contained herein, including but not limited to Section 3(e), the Company may provide written notice to the Holder in the form attached hereto as Exhibit A (the “Company Conversion Notice”) electing to convert all or a portion, of the Principal of this Note into Common Stock (a “Forced Conversion. The Conversion Settlement Date with respect to any such Forced Conversion will be deemed to occur on the second (2nd) Business Day after delivery of the Company Conversion Notice to the Holder (or, if earlier, the standard settlement period for the primary Eligible Market (measured in terms of trading volume for its Common Stock) on which the Common Stock is traded) and the Principal Amount subject to Forced Conversion on such date shall be subject to reduction by any Principal for which the Holder has submitted a Holder Conversion Notice between the time that the Company provided the Company Conversion Notice to the Holder and the completion of such Forced Conversion. The foregoing notwithstanding, if an Event of Default is pending, or with the passage of time would constitute an Event of Default, the Company may not elect to exercise a Forced Conversion.

(ii) Effect of Forced Conversion. A Forced Conversion will have the same effect as a conversion of the applicable outstanding Principal of this Note effected at the Holder’s election pursuant to Section 3(d) with a Conversion Date occurring on the Business Day referred to in Section 3(d)(for the avoidance of doubt, without the need for the Holder to deliver a conversion notice); provided, however, that the Company will not be obligated to deliver the Common Stock until the Holder has complied, if applicable, with its obligations under Section 3(d).

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(d) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall transmit by electronic mail (or otherwise deliver), for delivery on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit B (a “Conversion Notice”) to the Company. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. On or before the first (1st) Trading Day following the date of delivery of a Conversion Notice, the Company shall transmit by electronic mail a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the earlier of (i) the first (1st) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder has delivered the applicable Conversion Notice to the Company (a “Share Delivery Date”), the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (A) the applicable Conversion Shares are subject to an effective resale registration statement in favor of the Holder or (B) if converted at a time when Rule 144 shall then be available for resale of the applicable Conversion Shares by the Holder (without the need for current public information under Rule 144(c)), credit such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (y) if (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (B) the applicable Conversion Shares are not subject to an effective resale registration statement in favor of the Holder and, if converted at a time when Rule 144 would not be available for resale of the applicable Conversion Shares by the Holder without compliance with Rule 144(c), either (x) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion or (y) direct the Transfer Agent to issue such number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion in uncertificated form in the Transfer Agent’s direct registration system. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two (2) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder’s account with DTC or the date of delivery of the certificates (or issuance of shares in the Transfer Agent’s direct registration system) evidencing such Conversion Shares, as the case may be. The Company’s obligations to issue and deliver shares of Common Stock in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. While any Notes are outstanding, the Company shall use its reasonable best efforts to use a Transfer Agent that participates in the DTC Fast Automated Securities Transfer Program.

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(ii) Company’s Failure to Timely Convert. If the Company shall fail on or prior to the applicable Share Delivery Date to issue and deliver a certificate evidencing the applicable Conversion Shares (or direct the Transfer Agent to issue via direct registration) to the Holder if (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (B) the applicable Conversion Shares are not subject to an effective resale registration statement in favor of the Holder and, if converted at a time when Rule 144 would not be available for resale of the applicable Conversion Shares by the Holder without compliance with Rule 144(c), or credit the Holder’s or its designee’s balance account with DTC if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and (A) the applicable Conversion Shares are subject to an effective resale registration statement in favor of the Holder or (B) if converted at a time when Rule 144 would be available for resale of the applicable Conversion Shares by the Holder without compliance with Rule 144(c), for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Conversion Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (x) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or credit the Holder’s or its designee’s balance account with DTC for the Conversion Shares to which the Holder is entitled upon the Holder’s conversion of the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Conversion Shares (or direct the Transfer Agent to issue such shares via its direct registration system) or credit the Holder’s or its designee’s balance account with DTC for such Conversion Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the price per share of Common Stock at which the Holder sold such shares of Common Stock in anticipation of the delivery thereof upon the applicable Share Delivery Date. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon conversion of this Note as required pursuant to the terms hereof.

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of the Note and the Other Notes and the Principal amount of the Note and the principal amounts of the Other Notes (and stated interest thereon) held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of a Registered Note shall treat each Person whose name is recorded in the Register as the owner of such Registered Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign or sell all or part of any Registered Note by the Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant and subject to Section 18. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest, if any, converted or paid (as the case may be) and the dates of such conversions and payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from the Holder and one or more holder of Other Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of this Note and/or the Other Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from the Holder and each holder of Other Notes electing to have Notes converted on such date, a pro rata amount of such holder’s portion of the Note and its Other Notes submitted for conversion based on the Principal amount of this Note and principal amounts of the Other Notes submitted for conversion on such date by such holder relative to the aggregate Principal amount of this Note and all Other Notes previously submitted for conversion by such Holder. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

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(e) Beneficial Ownership Conversion Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect the conversion of all or any portion of this Note including a Forced Conversion, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note, and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable (i) upon conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (ii) upon conversion of the nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Other Notes) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire pursuant to the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing made by the Company with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder shall notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice (and, for all purposes of this Note, including for purposes of determining the Share delivery Date, the Conversion Date with respect to such Conversion Notice shall be the date on which the Holder so notifies the Company of such reduced number of shares of Common Stock). For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing and by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note would result in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of the Conversion Amount so converted shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

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(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events or failure to comply therewith shall constitute an “Event of Default” and each of the events described in clauses (vii) and (viii) shall also constitute a “Bankruptcy Event of Default”:

(i) the suspension of the Common Stock from trading on any Eligible Market for a period of three (3) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period or the failure of the Common Stock to be listed on an Eligible Market;

(ii) the Company’s notice, written or oral, to the Holder or any holder of the Other Notes, including by way of public announcement or through any of its duly authorized agents, at any time, of its intention not to comply as required by the terms hereof with a request for conversion of this Note or any Other Notes into shares of Common Stock that is tendered in accordance with the provisions of this Note or the Other Notes, other than pursuant to Section 3(d) (and analogous provisions under the Other Notes);

(iii) at any time following the fifth (5th) consecutive Business Day that the Holder’s Authorized Share Allocation (as defined in Section 10(a)) is less than the Holder’s Pro Rata Amount of the Required Reserve Amount (as defined in Section 10(a));

(iv) the Company’s failure to pay to the Holder any amount of Principal, Redemption Price, interest or other amounts when and as due under this Note;

(v) the Company pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a bankruptcy voluntary case, (B) consents to the entry of an order for relief against it in an involuntary bankruptcy case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), or (D) makes a general assignment for the benefit of its creditors; or

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or (C) orders the liquidation of the Company and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) days);

(vii) any monetary judgment, writ or similar final process shall be entered or filed against the Company, a material Subsidiary, if any, or any of their respective property or other assets for more than $200,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 90 calendar days;

(viii) any dissolution, liquidation, cessation of operations or winding up by the Company or a material Subsidiary, if any, of a substantial portion of their business other than the following proposed dispositions (the “Permitted Dispositions”): (A) the assets comprising the Xepi® line of business; and (B) obsolete equipment and assets no longer useful in the Company’s other lines of business;

(ix) the failure by the Company or any material Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such failure results in or with the passage of time could result in a Material Adverse Effect, and is not cured within twenty (20) days after written notice to the Company from the Holder;

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(x) the restatement after the date hereof of any financial statements filed by the Company with the SEC for any date or period from two years prior to the Issuance Date and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect. For the avoidance of doubt, any restatement related to new accounting pronouncements shall not constitute a default under this Section;

(xi) a failure by the Company to deliver written notice to Holder of any material event of which Company is obligated to so notify Holder pursuant to the terms of this Note or any other Transaction Document and such failure continues for ten business days after the Company first obtains knowledge of such failure;

(xii) a default by the Company of a material term, covenant, warranty or undertaking of any other agreement to which the Company and Holder are parties, or the occurrence of an event of default under any such other agreement to which the Company and Holder are parties which is not cured for thirty days after the Company first obtains knowledge thereof, or such shorter period during which the Company is required to effect a cure as stated in such other agreement;

(xiii) any material provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof shall be contested by the Company, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company or Holder, seeking to establish the invalidity or unenforceability thereof, or the Company shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document; or

(xiv) a failure by the Company to be a current active participant in the Fast Automated Securities Transfer Program; or

(xv) the occurrence of an Event of Default under an Other Note that is not waived by the Holder of an Other Note prior to the exercise by the Holder of such Holder’s rights under this Note.

(b) Redemption Right. At any time after the earlier of the Holder’s receipt of an Event of Default Notice (as defined in Section 15(f)) and the Holder becoming aware of an Event of Default, the Holder may, subject to the lapse of any cure period applicable to such Event of Default, require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the Conversion Amount being redeemed (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(d), until the Event of Default Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(c) Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash equal to all outstanding Principal, accrued and unpaid Interest, if any, in addition to any and all other amounts due hereunder (the “Bankruptcy Event of Default Redemption Price” and the Event of Default Redemption Price, each a “Redemption Price”), without the requirement for any notice or demand or other action by the Holder or any other Person; provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable. Redemptions required by this Section 4(c) shall be made in accordance with the provisions of Section 11.

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(5) [Reserved]

(6) DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS.

(a) Distribution of Assets. If the Company shall, on or after the Subscription Date, declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, convertible securities, property, Options, evidence of Indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then the Holder will be entitled to such Distribution as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation). The foregoing notwithstanding, in no event shall the Company be permitted to make a Distribution to anyone other than the Holder of this Note and the Holders of the Other Notes.

(b) Purchase Rights. If at any time on or after the Subscription Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(7) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price will be subject to adjustment from time to time as provided in this Section 7.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) [Reserved].

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(8) [Reserved]

(9) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Restated Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, nor will the Company take or suffer any action or inaction which could cause the Note to be unconvertible (except as permitted under this Note and the Securities Purchase Agreement), and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(10) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. From and after the date the Issuance Date, the Company shall reserve a number of authorized and otherwise unreserved shares of Common Stock to satisfy its obligation to issue shares of Common Stock pursuant to the terms of this Note and the Other Notes equal to 100% of the maximum number of Conversion Shares issuable pursuant to the terms of the Notes (without regard to any limitation in Section 3(d) on the conversion of this Note) assuming no payment or conversion of this Note and the Other Notes through the Maturity Date (the “Required Reserve Amount”). So long as any of this Note and the Other Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock the Required Reserve Amount solely for the purpose of issuing shares of Common Stock pursuant to the terms of this Note and the Other Notes. The initial number of shares of Common Stock reserved for issuances pursuant to the terms of this Note and the Other Notes and each increase in the number of shares so reserved shall be allocated pro rata among the Holder and the holders of the Other Notes based on the aggregate principal amount of this Note and of the Other Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer this Note or any of such holder’s Other Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation with respect to the portion of the Notes being transferred. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the Holder and the remaining holders of Other Notes, pro rata based on the Principal amount of this Note and the Other Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock; provided that the Company shall not be required to hold such a meeting prior to the first annual meeting of the Company’s stockholders that is held after the Issuance Date of the Notes. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. If, upon any conversion of this Note, the Company does not have sufficient authorized shares to deliver in satisfaction of such conversion, then unless the Holder elects to rescind such attempted conversion, the Holder may require the Company to pay to the Holder within two (2) Trading Days of the applicable Share Delivery Date for the attempted conversion, cash in an amount equal to the product of (i) the number of shares of Common Stock that the Company is unable to deliver in connection with such conversion, and (ii) the highest Closing Sale Price of the Common Stock during the period beginning on the date of the applicable Conversion Date and ending on the day immediately before the Company makes the applicable cash payment.

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(11) REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice; provided that upon a Bankruptcy Event of Default, the Company shall deliver the applicable Bankruptcy Event of Default Redemption Price in accordance with Section 4(c) (as applicable, the “Event of Default Redemption Date”). The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company on the applicable Event of Default Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Company does not pay a Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall promptly return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount or deemed outstanding Conversion Amount that was to have been redeemed and (z) the Conversion Price of this Note or such new Notes shall be the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided, subject to subsequent adjustments pursuant to this Note.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or pursuant to corresponding provisions set forth in the Other Notes (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem, a pro rata amount from the Holder and each holder of the Other Notes based on the Principal amount of this Note and the Other Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(12) VOTING RIGHTS; NO RIGHTS AS A STOCKHOLDER. The Holder shall have no voting rights as the holder of this Note, except as required by the General Corporation Law of the State of Delaware.

(13) RANK. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(14) NEGATIVE COVENANTS. Except as noted below, until all of the Notes have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries without the prior written consent of the Required Holders to, directly or indirectly by merger or otherwise:

(a) incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness;

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(b) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness described under clause (x) of the definition of Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing;

(c) redeem or repurchase any Equity Interest of the Company;

(d) declare or pay any cash dividend or distribution on any Equity Interest of the Company or of its Subsidiaries other than wholly-owned Subsidiaries;

(e) except for Permitted Dispositions, make, any fundamental change in the nature of its business as described in the Company’s most recent Annual Report filed on Form 10-K with the SEC;

(f) allow or suffer to exist any Lien other than Permitted Liens;

(g) issue any Common Stock or Common Stock Equivalents except as permitted pursuant to the Securities Purchase Agreement;

(h) amend its charter documents, including without limitations, its certificate of incorporation and bylaws, in any manner that materially and adversely affect any rights of the Holder;

(i) enter into any transaction with any Affiliate of the Company which would be required to be disclosed on any public filing with the SEC, unless such transaction is made on an arms-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum or otherwise required for board approval);

(j)[reserved]; or

(k) enter into any agreement with respect to any of the foregoing.

(15) AFFIRMATIVE COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall, and the Company shall cause each Subsidiary to, unless otherwise agreed to by the Required Holders, directly and indirectly:

(a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that he failure to become or remain so duly qualified and in good standing would not reasonably be expected to have a Material Adverse Effect;

(b) maintain and preserve all of its material properties which are necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(c) take all action necessary or advisable to maintain all of the Intellectual Property Rights necessary or material to the conduct of its business in full force and effect;

(d) maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and

(e) promptly, but in any event within one (1) Business Day, notify the Holder and the holders of the Other Notes in writing whenever an Event of Default (an “Event of Default Notice”) or an Equity Conditions Failure or an event that would constitute an Event of Default or an Equity Conditions Failure due to the passage of time occurs.

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(16) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any amendment or waiver of any provision to this Note or any of the Other Notes. Any amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note and all holders of the Other Notes. The Holder hereby acknowledges and agrees that any action taken pursuant to this Section may result in, or be perceived to result in, a disproportionate impact on the Holder compared to the impact of such action on one or more holder(s) of Other Notes. This provision constitutes a separate right granted to each of the holders of Notes by the Company and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(17) TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 4.1 of the Securities Purchase Agreement.

(18) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d) and subject to Section 3(c)(iii)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest, if any, from the Issuance Date.

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(19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(23) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price or the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall pay the applicable Redemption Price that is not disputed or shall cause the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed, and the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within three (3) Business Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within five (5) Business Days submit via electronic mail (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at the Company’s expense, shall direct the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

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(24) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 5.4 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor, provided the Company has simultaneously or prior to delivery of such notice filed a Form 8-K disclosing any action or information which is or may be deemed material non-public information. Without limiting the generality of the foregoing, the Company shall give written notice to the Holder (i) promptly (and in any event within one Business Day) following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, or (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock (and in respect of such shares of Common Stock). The address for such notices and communications shall be as follows:

If to the Company:	Biofrontera Inc. 120 Presidential Way, Suite 330 Woburn, Massachusetts 01801 Attention: Fred Leffler Email: f.leffler@bfinc.com
With a copy to: (which shall not constitute notice)	McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 Attention: Stephen Older and Andrew Terjesen
	Email:	solder@mcguirewoods.com aterjesen@mcquirewoods.com

If to a Holder:	To the address set forth on the front page of the Note:

Or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to an account designated by the Holder; provided, that the Holder, upon written notice to the Company, may elect to receive a payment of cash in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the signature pages attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(25) CANCELLATION. After all Principal, any accrued Interest and any other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, satisfied and discharged and shall not be reissued, sold or transferred.

(26) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(27) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each of the Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

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(28) Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the Company and the Holder as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Company or the Holder or the practical realization of the benefits that would otherwise be conferred upon the Company or the Holder. The Company and the Holder will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(29) DISCLOSURE. The Company confirms that it has not provided, and to the Company’s Knowledge, none of its officers or directors nor any other Person acting on its or their behalf has provided, any Purchaser or its respective agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence, provisions and terms of the Transaction Documents and the proposed transactions hereunder may constitute such information, all of which will be disclosed by the Company in the Press Release as contemplated by Section 4.5 of the Securities Purchase Agreement. The Company understands and confirms that the Holders will rely on the foregoing representations in effecting transactions in securities of the Company.

(30) USURY. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate or in an amount which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate or amount which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder, including by way of an original issue discount, at a rate or in an amount in excess of such maximum rate or amount, the rate or amount of interest under this Note shall be deemed to be immediately reduced to such maximum rate or amount and the interest payable shall be computed at such maximum rate or be in such maximum amount and all prior interest payments in excess of such maximum rate or amount shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(31) SECURITY INTEREST/WAIVER OF AUTOMATIC STAY. This Note is secured by a security interest granted pursuant to the Security Agreement. The Company acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Company or a Subsidiary, if any, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder and collateral agent under the Security Agreement may be entitled to, among other relief to which the Holder and such collateral agent may be entitled under the Transaction Documents and any other agreement to which the Company or a Subsidiary and Holder are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 or analogous similar Applicable Law to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE COMPANY EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) OR ANY OTHER SIMILAR APPLICABLE LAW SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Company hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Company and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Company represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Company further represents, acknowledges and agrees that is waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Company has been represented (or has had the opportunity to by represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Company and that the Company has discussed this waiver with counsel.

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(32) CERTAIN DEFINITIONS. Capitalized terms used in this Note and not defined herein shall have the respective meanings ascribed thereto in the Securities Purchase Agreement. For purposes of this Note, the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(b) “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

(e) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported on the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction relating to the Common Stock during the applicable calculation period.

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(f) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement.

(g) “Common Stock” means (i) the Company’s shares of common stock, par value $0.001 per share, and (ii) any capital stock into which such Common Stock shall be changed or any capital stock resulting from a reorganization, recapitalization or reclassification of such Common Stock.

(h) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(i) “Conversion Shares” means shares of Common Stock issuable by the Company pursuant to the terms of the Notes.

(j) “Convertible Securities” means any stock or securities including Options, directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(k) “Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock on Nasdaq (or the principal, in terms of volume, Eligible Market on which the Common Stock is listed for trading) as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WKHS <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

(l) “Eligible Market” means the Principal Market, The New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American or any tier of OTC Markets.

(m) “Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) there is an effective registration statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Conversion Shares issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), and Company counsel has delivered to the Company’s transfer agent and Holder a standing, written unqualified opinion that resales may then be made by the Holder of all of the Holders Conversion Shares pursuant to such effective registration statement, (c) the Common Stock is listed or traded on an Eligible Market, (d) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (e) an Event of Default has not occurred, whether or not such Event of Default has been cured, (f) there is no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares in question to the applicable Holder would not exceed the Beneficial Ownership Limitation, and (h) the applicable Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) Forced Conversion Trigger” means that during the period in question, (A) the Daily VWAP per share of Common Stock exceeded two hundred and fifty percent (250%) of the Conversion Price on each of ten (10) consecutive VWAP Trading Days beginning on or after the Issue Date and ending on the date upon which the Company Conversion Notice is delivered by the Company to the Holder (“Measurement Period”), (B) the average daily volume for such Measurement Period exceeds $200,000 per Trading Day, and (C) all of the Equity Conditions have been complied with.

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(p) “GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

(q) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(r) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “finance leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments (in each case, solely to the extent drawn), (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) of a Person, other than the Company or any of its Subsidiaries, above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (provided, that the amount of such obligation shall be the lesser of the fair market value of such property or assets and the amount of the obligation so secured), and (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(s) “Intellectual Property Rights” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(t) “Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries.

(u) “Material Adverse Effect” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(v) “Options” means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(w) “Permitted Indebtedness” means (a) any liabilities for borrowed money or amounts owed not in excess of $250,000 in the aggregate (other than trade accounts payable and insurance premium financing incurred in the ordinary course of business which shall be deemed Permitted Indebtedness), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto) not affecting more than $250,000 in the aggregate, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (c) the present value of any lease payments not in excess of $250,000 due under leases required to be capitalized in accordance with GAAP; and (d) any liabilities for borrowed money that are junior to this Note pursuant to an intercreditor agreement acceptable to Holder and the holders of which are not granted any security interest.

(x) “Permitted Liens” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens in connection with Permitted Indebtedness under clauses (a) and (b) thereunder, and Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased, (d) Liens under the Security Agreement and (e) Permitted Dispositions.

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(y) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

(z) “Principal Market” means the Nasdaq Capital Market.

(aa) “Pro Rata Amount” means a fraction (i) the numerator of which is the Subscription Amount (as defined in the Securities Purchase Agreement) paid by the initial Holder of this Note to the Company pursuant to the Securities Purchase Agreement and (ii) the denominator of which is the aggregate Subscription Amounts paid by all the Purchasers to the Company pursuant to the Securities Purchase Agreement.

(bb) “Purchaser” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(cc) “Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(dd) “Required Holders” means the holders of Notes representing not less than 70% of the aggregate principal amount of the Notes then outstanding.

(ee) “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

(ff) “SEC” means the United States Securities and Exchange Commission.

(gg) “Securities Act” means the Securities Act of 1933, as amended.

(hh) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the purchasers listed on the signature pages attached thereto pursuant to which the Company issued the Notes, as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

(ii) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Principal market on which the Common Stock is then traded as in effect on the date of delivery of the applicable Conversion Notice.

(jj) “Subscription Date” means November 21,2024.

(kk) “Subsidiary” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ll) “Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group Inc. (formerly OTC Markets Inc.) (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

(mm) “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

BIOFRONTERA INC.

By:
Name
Title:

[Signature Page to Note]

EXHIBIT A

FORM OF COMPANY CONVERSION NOTICE

BIOFRONTERA INC.

10.0 % SENIOR CONVERTIBLE NOTE DUE NOVEMBER 22, 2027

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Biofrontera Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the Company hereby elects to convert all or part of the Note indicated below into shares of Common Stock of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion: ____________________

Amount of Principal to be converted: ____________________
Amount of Interest to be converted: ____________________
Conversion Price: ____________________
Number of shares of Common Stock to be issued: ____________________

By delivering this Company Conversion Notice, the Company hereby represents and warrants that the Forced Conversion Trigger has been satisfied as of the date hereof.

BIOFRONTERA INC.

By:

Date:	_________________________, __________

EXHIBIT B

biofrontera Inc.

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Biofrontera Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted or number of Conversion Shares to be issued upon conversion:

Please confirm the following information:

Conversion Price:
If Aggregate Conversion Amount is provided above, number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted to the Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:
Address:
Electronic Mail:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Authorization:
By:
Title:

Dated:

Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [_______________] to issue the above indicated number of shares of Common Stock.

biofrontera Inc.

By:
Name:
Title: